EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post Effective Amendment No. 1 to Registration Statement No. 33-94914 on Form S-8, Registration No. 333-30237 on Form S-8, Registration No. 333-122627 on Form S-8, Registration No. 333-138971 on Form S-8, Registration No. 333-33535 on Form S-3, Registration No. 333-26539 on Form S-3 and Registration No. 333-11507 on Form S-3 of Hirsch International Corp. and Subsidiaries of our report dated March 5, 2007 appearing in this Annual Report on Form 10-K of Hirsch International Corp. and Subsidiaries for the eleven months ended December 31, 2006.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Melville, New York

March 28, 2007